Exhibit 10.1
SEVERANCE AGREEMENT AND RELEASE
THIS AGREEMENT is made and entered into by and between THE MANITOWOC COMPANY, INC., with its principal office at 2400 South 44th Street, Manitowoc, Wisconsin (“the Company”) and Glen E. Tellock (“Employee”). For purposes of this Agreement, the term “Company” and “Manitowoc” means and includes The Manitowoc Company, Inc., its successors, assigns, and spin offs, any parent, subsidiary or division of Manitowoc and any affiliated entity under common control with Manitowoc, whether now existing or hereafter formed or acquired.
RECITALS
A.    Employee has decided to resign his employment and all offices with the Company and its affiliates, including Chairman and Chief Executive Officer of The Manitowoc Company; and
B.    Employee and the Company have agreed to a severance package including a release of all claims.
AGREEMENT
IN CONSIDERATION of the foregoing, the execution of this Agreement, compliance with the terms of the Agreement, and the waiver of the legal rights set forth in this Agreement (including the release by Employee under section 10), the parties agree as follows:
1.Resignation. Employee resigns his employment and all offices and directorships with the Company and its affiliates and his employment, offices and directorships terminate effective immediately on October 28, 2015 (the “Termination Date”). Employee’s Contingent Employment Agreement with the Company is terminated effective immediately upon execution of this Agreement, and Employee shall have no further rights and the Company shall have no obligations under that Agreement. Employee agrees that he will not apply for employment with the Company or any of its related entities at any time in the future, and Employee waives any right he may have to be employed by the Company and any of its related entities at any time in the future.

2.Compensation and Benefits. Employee shall be entitled to the following compensation and benefits:

(a)
Base Salary. The Company shall pay Employee all accrued but unpaid base salary through the Termination Date. Subject to adjustment as provided below, the Company will pay Employee $1,999,550 (which is equal to two times Employee’s current annual base salary of $999,775) over a two-year period from the Termination Date (the “Severance Pay Period”). This amount will be paid on the Company’s regular biweekly payroll period schedule and is subject to any and all applicable federal and state withholdings; provided that any amount that accrues pending the date this Agreement becomes effective will be paid on the first pay date following the date this Agreement becomes effective. In the event Employee obtains other employment before the end of the Severance Pay Period, Employee shall immediately notify the Company of such employment in writing. For purposes of this paragraph service as a board member of a company shall not be considered “employment.” The Company’s payments to Employee under this paragraph will be reduced by the amount of compensation earned by Employee from Employee’s new employer(s) up to and through the completion of the Severance Pay Period regardless of when such amount was paid. Employee expressly agrees that failure to immediately advise Company of Employee’s new employment shall constitute a material breach of this Agreement, and Employee will forfeit all amounts paid or that otherwise would be paid by the Company under this subparagraph from the date of his new employment until the end of the Severance Pay Period. Employee shall immediately repay to the

Company all amounts paid by the Company applicable to the period commencing on the date of his new employment through the end of the Severance Pay Period. Notwithstanding such forfeiture, the remaining provisions of this agreement shall remain in full force and effect. Employee agrees to furnish promptly to the Company all documentation required and/or reasonably requested by the Company to substantiate his new employment and all compensation and rights under his new employment.

(b)
Retirement Benefits; SERP. The Employee is entitled to any vested retirement plan benefits that Employee has accrued through the Termination Date. For purposes of this provision, a retirement plan shall mean any retirement plan of the Company qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Company’s Supplemental Executive Retirement Plan (the “SERP”). Such benefits shall be calculated and paid in accordance with the terms of such plan(s). In addition, the Termination Date shall be deemed the Target Retirement Date of Employee under the SERP such that Employee shall be deemed to be fully vested in the SERP as of the Termination Date.

(c)	Deferred Compensation. The Company shall pay the balance of the Employee’s account in The Manitowoc Company, Inc. Deferred Compensation Plan in accordance with the terms of that plan.

(d)
Health Benefits. The Employee is entitled to continuation of group health and dental plan coverage through October 31, 2015, at which time all such coverage will be terminated and applicable COBRA coverage will be made available to Employee. The available coverage is the same coverage which is available for all non-represented employees of the Company. Beginning November 1, 2015, Employee understands that Employee is eligible to elect continued health and/or dental insurance coverage under COBRA. If Employee elects continued coverage under COBRA, the Company agrees to reimburse Employee for 100% of the monthly COBRA cost upon receipt of proof of payment through the last day of the Employee’s COBRA continuation coverage period. Employee understands it is Employee’s sole obligation to make these COBRA payments on a monthly basis in order to continue Employee’s health or dental insurance benefits and that failure by Employee to make these payments timely will result in cessation of benefits. If Employee obtains other employment prior to the end of the Severance Pay Period which offers any of such insurance coverage, the Company’s obligation to reimburse Employee for COBRA payments will be terminated. Employee agrees to furnish promptly to the Company all documentation required and/or reasonably requested by the Company regarding subsequent benefit eligibility.

(e)
Outstanding Stock Options. Upon execution of this Agreement by Employee, Employee is entitled to exercise all his outstanding vested options that were granted under the 2003 Incentive Stock and Awards Plan (the “2003 Plan”) and the 2013 Omnibus Incentive Plan (the “2013 Plan”) in accordance with their terms. Additionally, the stock options granted on February 28, 2012 and February 26, 2013 shall be deemed fully vested as of the date of execution of this Agreement by Employee (the “Execution Date”), and one half of the stock options granted on February 14, 2014 shall be deemed fully vested on the Execution Date. Employee shall have until the earlier of the expiration date of the vested option (including those for which the vesting date has been accelerated) or twenty-four (24) months from the Execution Date, to exercise such options. Any such options not exercised within twenty-four (24) months of the Execution Date will be forfeited. All other unvested stock options are forfeited as of the Execution Date.

(f)
Restricted Stock and Performance Shares. The 93,788 shares of restricted stock granted to Employee on April 8, 2015, and the 95,600 performance shares granted to Employee for the period between 2013 through 2015, shall be deemed fully vested on the Execution Date, and all other shares of restricted stock and performance shares shall be forfeited as of the Execution Date. Any performance shares or shares of restricted stock granted to Employee and not forfeited on termination will be paid to Employee at the same time and under the same methodology as Company pays its other employees who received a grant of restricted stock shares and/or performance shares.

(g)	STIP. Employee will not be entitled to receive any further payment under the Short-Term Incentive Plan.

(h)	Vacation. Employee shall receive payment for any unused 2015 vacation allowance, which will be paid in a lump sum within thirty (30) days of the Termination Date;

(i)
D&O Insurance. With respect to services provided by Employee on or prior to the Termination Date, the Company shall maintain Director and Officer insurance coverage for Employee consistent with that provided to other Company directors and officers and provide Employee with indemnification as permitted by law. Specifically, the Company will secure appropriate tail coverage in order to protect the Employee for actions while he rendered his services as a Director on the Board of the Company.

(j)
Outstanding Equity Grants. The parties agree that, after giving effect to the provisions described in this Paragraph 2, the following schedule represents Employee’s outstanding equity grants by type and date, as of the date of this Agreement:

AWARD DATE	AWARD TYPE	AWARD PRICE	AWARD AMOUNT	NUMBER VESTED (at Termination Date)	EXERCISABLE FOR 24 MONTHS	FORFEIT ON TERMINATION
5/3/2006	Option	$26.100	66,200	66,200	No	0
2/27/2007	Option	$29.515	37,400	37,400	No	0
5/1/2007	Option	$36.040	27,000	27,000	No	0
2/15/2008	Option	$39.130	63,400	63,400	No	0
2/24/2009	Option	$4.410	92,575	92,575	No	0
2/11/2010	Option	$11.350	408,000	408,000	No	0
2/14/2011	Option	$19.780	286,900	286,900	No	0
2/28/2012	Option	$16.280	205,295	205,295	Yes	0
2/26/2013	Option	$18.140	127,500	127,500	Yes	0
2/14/2014	Option	$29.070	96,645	48,322	Yes	48,322
2/17/2015	Option	$21.800	170,630	0	No	170,630
2/17/2015	Restricted Stock	N/A	93,720	0	N/A	93,720
4/8/2015	Restricted Stock	N/A	93,788	93,788	N/A	0
2013-2015 Performance Period	Performance Shares	N/A	95,600 (at target)	95,600	N/A	0
2014-2016 Performance Period	Performance Shares	N/A	18,105 (at threshold)	0	N/A	18,105

3.No Other Obligations. Employee acknowledges and agrees that aside from Paragraph 2, there are no other amounts, obligations or benefits due Employee by the Company. Further, Employee acknowledges and agrees that Employee is not eligible for any separation or termination benefit other than as set forth herein and Employee acknowledges that Employee’s right to any benefit or payment authorized under this Agreement is conditioned upon: (a) Employee’s execution of the Agreement; (b) Employee not revoking the Agreement as described in Paragraph 15 of the Agreement; and (c) Employee’s compliance with all obligations ascribed to Employee under this Agreement.

4.Employment Reference. The Company agrees that all inquiries to the Company regarding Employee’s employment shall be directed and responded to by the Senior Vice President of Human Resources & Administration. Said response shall be limited to providing a mutually agreed upon letter of reference approved by the Company and Employee and attached to this Agreement as Exhibit A.

5.Non-Disclosure of Confidential Information. Employee acknowledges and agrees that Employee’s work required access to Confidential Information of the Company, and that the Company’s Confidential Information is valuable proprietary information belonging to the Company. Maintaining the confidentiality of such information is crucial to the Company’s present and future success. The parties acknowledge and agree that protection of the Company’s Confidential Information constitutes a legitimate protectable interest of the Company. Employee acknowledges and agrees that the Company would not have been willing to provide Employee access to this Confidential Information without the assurance of reasonable protection against any use of this information by Employee in a manner inconsistent with the Company’s best interests. Therefore, the parties agree as follows:

(a)
Employee agrees that a duty to protect the Company’s Confidential Information is imposed upon Employee by law. “Confidential Information” includes, but is not limited to, trade secrets, design documents, copyright material, inventions (whether patentable or not), processes, marketing data, business strategies, product information (including, without limitation, any product designs, specifications, capabilities, drawings, diagrams, blueprints, models and similar items), customer and prospective customer lists, supplier and vendor lists, manufacturing procedures, methods, equipment, compositions, technology, formulas, know-how, research and development programs, strategic marketing plans, company-developed sales methods, customer usages and requirements, computer programs, business plans, company policies, personnel-related information and Company employee Personal Data (defined as any individually identifiable information about a natural person or from which a natural person reasonably could be identified) obtained from the Company's confidential personnel files or by virtue of employee's performance of assigned job responsibilities, pricing and nonpublic financial information and records, software and similar information, in any form (whether oral, electronic, written, graphic or other printed form or obtained from access to or observation of the Company’s (and/or any affiliate’s) facilities or operations), which is not generally known by or readily available to the public at the time of disclosure or use.

(b)
In addition, and without limiting the duties imposed by law, Employee agrees that, for a period of two (2) years following the termination/separation of Employee’s employment, Employee will not disclose to any third party or use, directly or indirectly, any Confidential Information of the Company, except as required by law or with the express written consent of the Company. Employee agrees that, in the event any person or entity seeks to legally compel Employee to disclose any such Confidential Information of the Company, Employee shall provide the Company with prompt written notice within three (3) calendar days so that the Company may, in its sole discretion, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In any event, Employee agrees to furnish only that portion of the Confidential Information of the Company which is legally required to be disclosed, and will exercise Employee’s best efforts to obtain commercially reasonable assurances that confidential treatment shall be accorded to such Confidential Information of the Company.

(c)
Employee also acknowledges that certain of the Company’s Confidential Information is a “trade secret” as that term is defined in Section 134.90(1)(c) of the Wisconsin Uniform Trade Secrets Act. Employee agrees that Employee shall never disclose to a third party or use any trade secrets of the Company. Employee agrees that nothing in this Agreement shall be construed to limit or negate the common law of torts or trade secrets where it provides the Company with broader protection than that provided here. Employee agrees that nothing in this Agreement shall be construed to limit or negate the common law of torts or trade secrets where it provides the Company with broader protection than that provided herein.

(d)
Employee acknowledges that all original works of authorship made within the scope of Employee’s employment and which are protectable by copyright are “works made for hire” as that term is defined in the United States Copyright Act (17 USCA § 101).

(e)
The Company has informed Employee that it has (and may have in the future) duties to third parties (including the Company’s customers and vendors) to maintain information in confidence and secrecy. Employee agrees to be bound by (and to adhere to) the Company’s duties of confidentiality to third parties. Employee further agrees that Employee will carefully preserve all documents, records, correspondence, prototypes, models and other written or tangible data relating to inventions or Confidential Information in every form coming into Employee’s possession (the “Records”). Employee will return all such Records, along with any copies of them, to the Company upon the Termination Date.

6.Manitowoc Property. Employee acknowledges and agrees that Employee’s work required access to property of the Company. The parties acknowledge and agree that protection of the Company’s property constitutes a legitimate protectable interest of the Company. Therefore, the parties agree as follows:

(a)
Any and all Company property shall, at all times, remain the property of the Company. Any Company property over which Employee has any control, is in Employee’s possession or which was in Employee’s possession or was otherwise entrusted to Employee for use in Employee’s employment must and will be turned over and must either remain on Company premises or be turned over to the Company within three (3) business days after the Termination Date, as applicable. Employee agrees to provide all codes, passwords, usernames, or other identification or information necessary to access any of the Company’s computer files, e-mail accounts, or voicemail systems and agrees to cooperate with the Company in an effort to transfer any files, data, systems, or other information to the Company or its designated agent or employee. Employee agrees that, as of the date of Employee’s termination/separation, Employee will not access or attempt to access any computer, e-mail, voicemail, or other system of the Company. Employee agrees that any breach of any aspect of this paragraph shall entitle the Company to any and all relief provided for under Paragraph 8 of this Agreement, including immediate cessation of any severance payments and benefits under this Agreement and the return of any severance payments previously made to Employee.

(b)
Employee acknowledges and agrees that, during the course of Employee’s employment, Employee had access to the Company’s Proprietary Information. “Proprietary Information” is information developed by or for the Company, which is used by the Company, but does not rise to the level of Confidential Information. Proprietary Information includes, but is not limited to, general policies, operating manuals, forms, spreadsheets, slides, Power Point presentations, graphs, and other items used internally by the Company, which do not contain Confidential Information. Employee acknowledges and agrees that Proprietary Information was developed, created, and/or modified on Company work time and/or the Company’s expense and, as such, has value and constitutes Company property. Employee acknowledges and agrees that following Employee’s termination/separation, Employee is not entitled to disclose, use, possess, and/or have access to any Company property including, but not limited to Proprietary Information. Employee understands and agrees that, following the termination/separation of Employee’s employment, it shall be a material breach of this Agreement to request and/or receive Company property from any source without the express written permission of the Senior Vice President of Human Resources & Administration. In the event Employee receives such Company property from any source, which was not requested by Employee, Employee may rectify the aforementioned breach by immediately notifying the Senior Vice President of Human Resources & Administration of such receipt, along with an explanation of the manner in which Employee received said Company property and prompt return of said Company property.

7.Post-Employment Restrictions.

(a)
Non-Solicitation of Employees. Employee understands and agrees that the Company’s relationship with its employees is one of the Company’s most valuable assets. The relationships that the Company has developed with its employees are crucial to the Company’s present and future success. Employee acknowledges and agrees that the Company’s employee relationships are established and maintained at great expense and investment, and constitute a legitimate protectable interest of the Company. Employee acknowledges and agrees that assurance of reasonable protection against any interference by Employee with the Company’s relationships with its employees in a manner inconsistent with the Company’s best interests is warranted. Therefore, the parties agree as follows:

(i)
Employee agrees that for a period of two (2) years following the termination/separation of Employee’s employment, Employee will not interfere with or attempt to impair the relationship between the Company, and/or any one or more entities comprised within the definition of the Company as of the effective date of this Agreement, and any of its employees by attempting, directly or indirectly, to solicit, entice, or otherwise induce any employee to terminate his/her association with the Company to accept employment with a competitor of the Company. The term “solicit, entice or induce” includes, but is not limited to, the following: (A) communicating with an employee of the Company relating to possible employment with a competitor of the Company; (B) offering bonuses or additional compensation to encourage employees of the Company to terminate their employment to accept employment with a competitor of the Company; (C) referring employees of the Company to personnel or agents employed or engaged by competitors of the Company; or (D) referring personnel or agents employed or engaged by competitors of the Company to employees of the Company. Employee acknowledges and agrees that this restriction does not prevent any competitor of the Company from hiring any employees of the Company without Employee’s involvement.

(ii)
Employee further agrees that for a period of two (2) years following the termination/separation from employment, Employee will not interfere with or attempt to impair the relationship between the Company, and/or any one or more entities comprised within the definition of the Company as of the effective date of this Agreement, and any of its employees by attempting, directly or indirectly, to solicit, entice, or otherwise induce any employee to terminate his/her association with the Company to accept employment with any entity with which Employee is or becomes an employee, officer, agent, independent contractor, consultant, and/or representative (the “Entity”). For purposes of this subparagraph, Entity shall include any affiliates of the Entity. The term “solicit, entice or induce” includes, but is not limited to, the following: (A) communicating with an employee of the Company relating to possible employment with the Entity; (B) offering bonuses or additional compensation to encourage employees of the Company to terminate their employment to accept employment with the Entity; (C) referring employees of the Company to personnel or agents employed or engaged by the Entity; or (D) referring personnel or agents employed or engaged by the Entity to employees of the Company.

Employee acknowledges and agrees that this restriction does not prevent Employee’s future employer from hiring any employees of the Company without Employee's involvement.

(b)
Non-Solicitation of Customers. Employee understands and agrees that the Company’s relationship with its customers is one of the most valuable assets of the Company. These relationships and the goodwill that the Company has developed with its customers are crucial to the Company’s present and future success. Employee agrees that the Company’s customer contacts and its relationships are established and maintained at great expense and that Employee, by virtue of employment with the Company, has had unique and extensive exposure to and personal contact directly with the Company’s customers. Therefore, the parties agree as follows:

(i)
The terms and conditions of the restrictive covenants contained in this paragraph 7(b) are reasonable and necessary for the protection of the Company’s business and confidential information and to prevent damages or loss to the Company as a result of action taken by Employee. Employee acknowledges that this non-solicitation restriction is reasonable and does not inhibit the free flow of trade or business.

(ii)
Employee agrees that, for a period of two (2) years following the termination/separation of Employee’s employment, Employee will not, directly or indirectly, individually or as an employee, agent, partner, shareholder, consultant, or in any other capacity, canvass, contact, solicit, or accept any of the Company’s customers with whom Employee has had direct contact, or for whom Employee has had supervisory or managerial responsibility, during the two (2) year period preceding Employee’s termination/separation for the purpose of providing services or products that are substantially similar to the services or products which Employee was involved in providing to said customers on behalf of the Company. It is understood and agreed that the fluid customer list limitation contemplated by the parties closely approximates the area of the Company’s vulnerability to unfair competition by Employee and does not deprive Employee of legitimate competitive opportunities to which Employee is entitled.

Employee agrees that any breach of any aspect of this paragraph will entitle the Company to any and all relief provided for under Paragraph 8, including immediate cessation of any severance payments and benefits under this Agreement and the return of any severance payments previously made to Employee.
8.Enforcement. Employee acknowledges that an irreparable injury will result to the Company and its business in the event of a breach of any of the covenants or obligations of Employee contained in this Agreement. Employee also acknowledges and agrees that the damages or injuries which the Company may sustain as a result of such a breach are difficult to ascertain and money damages alone would not be an adequate remedy to the Company. Employee therefore agrees that if a controversy arises concerning the rights or obligations of a party under this Agreement or Employee breaches any of the covenants or obligations contained in this Agreement, the Company shall be entitled to any injunctive, or other, relief necessary to enforce, prevent or restrain any violation of the provisions of this Agreement (without posting a bond or other security). Such relief, however, shall be cumulative and non-exclusive and shall be in addition to any other right or remedy to which the Company may be entitled. Employee also agrees that any breach by Employee of Employee’s obligations enumerated in this Agreement shall entitle the Company to the return of any severance payment or any other benefit paid, or received by Employee, hereunder, and reimbursement of any and all attorneys fees incurred in enforcing this Agreement or taking action against Employee for breach of this Agreement.

9.Request for Review of Obligations Regarding Future Employment or Conduct. Employee acknowledges and agrees that it is not the purpose of this Agreement to preclude Employee from engaging in employment or conduct that does not unfairly interfere with Company’s protectable business interests. If during the term of this Agreement, Employee is uncertain as to whether Employee’s employment, conduct, or business enterprise may interfere with Company’s protectable business interests in violation of this Agreement, Employee agrees to submit to Company in writing a request to engage in said employment, conduct, or business enterprise, prior to commencing and/or engaging in any such employment, conduct, or business enterprise. Any such request must specifically refer to this Agreement. Company agrees that it will respond to the request with reasonable promptness and that it will not unreasonably withhold permission to engage in the employment, conduct, or business enterprise specified in the request, regardless of the terms of the Agreement, if the employment, conduct, or business enterprise sought to be engaged in does not interfere with Company’s protectable business interests. Any such permission granted by Company must be in writing, shall extend only to the employment, conduct, or business enterprise specifically identified in the written request, and shall not otherwise constitute a waiver of Company’s rights under the Agreement.

10.Release. Employee, for and in consideration of the terms of this Agreement, does hereby for Employee, and for Employee’s heirs, personal representatives and assigns, fully and forever release and discharge the Company, the officers, employees, and/or agents of the Company, the members of the board of directors of the Company, and the Company’s benefit plans and its fiduciaries, from any and all claims, demands, damages, actions, rights of action, both known and unknown, costs, loss of wages, expenses, compensation, and any other relief, on account of, or in any way growing out of any events relating to Employee’s employment and/or termination from employment with the Company. This release includes (but is not limited to) any rights or claims that Employee may have under the Age Discrimination in Employment Act of 1967, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991), which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Americans with Disabilities Act, which prohibits discrimination in employment based on disability; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; or any other federal, state or local laws or regulations prohibiting employment discrimination. This also includes a release of any claims for wrongful discharge arising from the separation of Employee’s employment and any claims under any severance plan of the Company. This release includes both claims that Employee knows about and those which Employee may not know about. Except as set forth in Paragraph 2 of this Agreement, this release also acts as a waiver and release of any rights Employee has to any benefits under the Company’s retirement or other benefit plans. Further, this release does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act which arise after the effective date of this Agreement. Employee agrees that nothing in this Agreement is to be construed as an admission of liability or wrongdoing of any sort by the Company in the negotiation or execution of this Agreement.

11.ADEA Waiver. Employee, without limiting the foregoing release, specifically agrees and represents that Employee is waiving and releasing all claims arising under the Age Discrimination in Employment Act of 1967, that in exchange for the waiver and release of those claims, Employee is receiving consideration in addition to anything of value to which Employee is already entitled, that Employee is not waiving any claims or rights that may arise after the effective date of this Agreement, and that Employee has been advised to consult with an attorney of Employee’s choice prior to executing this Agreement regarding the content of the Agreement and the legal rights waived hereunder.

12.Hold Harmless. Employee further agrees that the consideration paid hereunder is in full and final compromise of all claims known or unknown that Employee may have against the Company as of the effective date of this Agreement. Employee agrees not to file suit, or initiate a proceeding, claim or charge or cause any other suit, proceeding, claim or charge to be filed by any other person or entity on Employee’s behalf, against the Company related to any events concerning Employee’s employment or termination from employment with the Company. If Employee breaches this Agreement by filing a lawsuit based on claims that Employee has released, Employee will pay for all costs incurred by the Company, including reasonable attorneys’ fees, in defending against Employee’s claim.

13.Noninterference Clause. Notwithstanding the above, nothing in this Agreement shall interfere with Employee’s right to file a charge, cooperate or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission and/or the State of Wisconsin Department of Workforce Development, or any other federal or state regulatory or law enforcement agency. However, the consideration provided to Employee in this Agreement shall be the sole relief provided to Employee for the claims that are released by Employee herein and Employee will not be entitled to recover and agrees to waive any monetary benefits or recovery against Company in connection with any such claim, charge or proceeding without regard to who has brought such complaint or charge.

14.Non-Disparagement. Employee agrees that Employee will not make any statements regarding the Company, either now or at any time in the future, concerning Employee’s employment with the Company or termination from employment which could reasonably be viewed as disparaging or in any way reflecting negatively on the reputation of the Company unless otherwise required by law. Likewise, the Company agrees that no officer of the Company or agent of the Company acting at the express direction of an officer of the Company will make any statements regarding Employee, either now or at any time in the future, concerning Employee’s employment with the Company or termination from employment which could reasonable be viewed as disparaging or in any way reflecting negatively on the reputation of the Employee unless otherwise required by law. The Parties understand and mutually agree that, prior to any action being brought for breach of this paragraph, the alleged disparaging remark and the identity of the person making the alleged disparaging remark shall be identified and presented to the Party who allegedly breached this provision and said Party shall be given the opportunity to rescind and/or retract the alleged statement, or otherwise cure the alleged breach.

15.Consideration and Revocation Period; Effective Date of Agreement.

(a)
Employee will have twenty-one (21) calendar days from the date Employee receives this Agreement to consider its terms and decide whether to sign it. This period is designed to allow Employee time to consult with an attorney, or anyone else whose advice Employee may need or want. The execution of this Agreement prior to the expiration of the twenty-one (21) calendar day period does not negate the fact that Employee had the full twenty-one (21) calendar day period for consideration of this Agreement. If this Agreement is not signed by Employee prior to the conclusion of the twenty-one (21) calendar day period, the Company’s offer to Employee, as contained in this Agreement, shall expire.

(b)
After signing this Agreement, Employee will have seven (7) calendar days to revoke it. Any revocation should be in writing and delivered to Mr. Thomas G. Musial, Sr. Vice President Human Resources and Administration, The Manitowoc Company, Inc., 2400 South 44th Street, P.O. Box 66, Manitowoc, Wisconsin 54221-0066, by no later than the end of the seventh (7th) calendar day of the revocation period. Employee understands and agrees that, should Employee exercise this right of revocation, Employee will not be entitled to any payment or consideration under this Agreement.

(c)	This Agreement will become effective after Employee signs it, returns it to the Company and the seven (7) day revocation period described above has expired without this Agreement being revoked.

16.Code Section 409A. To the extent applicable, it is intended that this Agreement and any payments or benefits due hereunder comply with the provisions of Code Section 409A and each installment payment shall be considered a separate payment for purposes of determining whether and how Code Section 409A applies to such payment. This Agreement shall be administered by the Company in a manner consistent with this intent, and any provision that would cause this Agreement to fail to satisfy Code Section 409A shall have no force or effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by Code Section 409A).

17.Governing Law. The parties agree that the construction and interpretation of this Agreement shall be governed by the laws of the State of Wisconsin. The parties also agree that any action or suit brought by any party to enforce or adjudicate the rights of the parties to and under this Agreement shall be brought in the Circuit Court for Manitowoc County, Wisconsin, this Court being the sole, exclusive, and mandatory venue and jurisdiction for any disputes between the parties arising from or relating to this Agreement. If any action is filed, by any party, relating to a breach of this Agreement and/or enforcement of this Agreement, Employee expressly agrees and consents to jurisdiction in the Circuit Court for Manitowoc County, Wisconsin and waives any claim that the Circuit Court for Manitowoc County, Wisconsin is an inconvenient forum.

18.Severability. The parties understand and agree that the provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions of the clauses shall not affect the validity or enforceability of the other provisions or clauses hereof.

19.No Waiver. The parties agree that this Agreement shall not be deemed or construed to have been modified, amended, rescinded, canceled or waived in whole or in part, unless the parties agree in writing. To prevent adverse tax consequences, the parties agree that they will not modify the payment schedule set forth in Paragraph 2(a) above.

20.Entire Agreement. This Agreement represents the full and final agreement between Employee and the Company, superseding any oral, written or other agreement between the parties concerning Employee’s employment with the Company and termination therefrom.

21.IN ENTERING INTO THIS AGREEMENT, EACH PARTY EXPRESSLY STATES THAT IT HAS READ AND FULLY UNDERSTANDS THE TERMS OF THIS AGREEMENT, THAT THIS AGREEMENT HAS BEEN FULLY EXPLAINED TO SUCH PARTY BY ITS RESPECTIVE ATTORNEY, AGENT, OR REPRESENTATIVE, THAT THE PARTY ENTERS INTO THIS AGREEMENT VOLUNTARILY AND OF ITS OWN FREEWILL AND THAT THE PARTY UNDERSTANDS THAT THIS AGREEMENT CONSTITUTES A FULL, FINAL AND BINDING SETTLEMENT OF THE MATTERS COVERED BY THIS AGREEMENT. EACH PARTY FURTHER STATES THAT ITS WILLINGNESS TO ENTER INTO THIS AGREEMENT WAS NOT INDUCED BY, OR BASED UPON, ANY REPRESENTATION BY ANY OTHER PARTY HERETO, OR ITS AGENTS OR EMPLOYEES, WHICH IS NOT CONTAINED IN THIS AGREEMENT. VALUABLE LEGAL RIGHTS ARE WAIVED HEREUNDER.

ACCEPTED BY:
EMPLOYEE                        THE MANITOWOC COMPANY, INC.
/s/ Glen E. Tellock                    By: Thomas J. Musial____________________
Glen E. Tellock                         Thomas J. Musial, Senior Vice President
Human Resources and Administration

Date:    January 4, 2016                    Date:    January 4, 2016